Exhibit 99.1

Crawford & Company®

5335 Triangle Parkway NW

Peachtree Corners, GA 30092

FOR IMMEDIATE RELEASE

CAMERON BREADY ELECTED TO CRAWFORD & COMPANY® BOARD OF DIRECTORS

Extending Crawford Board to Eleven Directors

ATLANTA (September 15, 2022) Crawford & Company® (NYSE: CRD-A and CRD-B), the world’s largest publicly listed independent provider of claims management and outsourcing solutions to carriers, brokers and corporations, is pleased to announce the election of Cameron Bready as an independent director, effective September 13, 2022.

“Cameron brings with him sound knowledge of public company operations, finance and audit.” said Rohit Verma, CEO of Crawford & Company. “Additionally, his experiences at Global Payments will help bring insights in managing geographically diverse businesses as well as the challenges and opportunities that such wide international operations present.”

As the president and chief operating officer of Global Payments, Bready oversees the company’s worldwide merchant solutions businesses across North America, Europe, Asia Pacific and Latin America along with worldwide operations, risk management, product and real estate. From 2014 to 2019 he served as the company’s senior executive vice president and chief financial officer and was responsible for global financial operations including finance, treasury, accounting, tax, investor relations, internal audit, corporate development, worldwide operations, global real estate and corporate affairs. Prior to joining Global Payments, he served as executive vice president and chief financial officer for ITC Holdings Corp., a publicly traded electric transmission utility.

Bready has been recognized by Institutional Investors as one of “America’s Best CFOs” multiple times, by Crain’s Detroit Business as “CFO of the Year” and by the Atlanta Business Chronicle as “CFO of the Year” in the large public company category. He earned a bachelor’s degree in business administration from Oglethorpe University in Atlanta. He serves as chairman of the board of trustees of Oglethorpe University, is a member of the board of trustees of Pace Academy and is a member of the board of directors of the Electronic Transaction Association and the Metro Atlanta Chamber of Commerce.

Crawford & Company®

5335 Triangle Parkway NW

Peachtree Corners, GA 30092

“With over 25 years of international experience, Cameron is an exceptional addition to the Board and he will serve our company and shareholders well. His fresh perspective and determination will only further drive Crawford’s envisioned future,” stated Michelle Jarrard, non-executive chair of the Crawford & Company board.

About Crawford®

Based in Atlanta, Crawford & Company (NYSE: CRD-A and CRD-B) is the world’s largest publicly listed independent provider of claims management and outsourcing solutions to carriers, brokers and corporations with an expansive global network serving clients in more than 70 countries. The Company’s two classes of stock are substantially identical, except with respect to voting rights and the Company’s ability to pay greater cash dividends on the non-voting Class A Common Stock (CRD-A) than on the voting Class B Common Stock (CRD-B), subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of CRD-A must receive the same type and amount of consideration as holders of CRD-B, unless different consideration is approved by the holders of 75 percent of CRD-A, voting as a class. More information is available at www.crawco.com.

Tag: Crawford-Investor-News-and-Events

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Media Contacts: mediarelations@us.crawco.com

Lynn Cufley	Katie Cline
+44 207 265 4067	+1 470 792 5678
Lynn.Cufley@crawco.uk	katie.cline@us.crawco.com